UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 02, 2024

United Parks & Resorts Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35883	27-1220297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6240 Sea Harbor Drive
Orlando, Florida		32821
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 407 226-5011

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PRKS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer and Treasurer

On October 8, 2024, United Parks & Resorts Inc. (the “Company”) announced the appointment of Mr. James Mikolaichik as Chief Financial Officer and Treasurer of the Company, effective as of November 11, 2024 (the “Effective Date”).

Prior to becoming the Company’s Chief Financial Officer, Mr. Mikolaichik, 53, served as the Chief Financial Officer of MyEyeDr., an eye health and wellness company, from December 2022 until October 2024. Prior to MyEyeDr., Mr. Mikolaichik served as the Chief Financial Officer of Diamond Resorts, a hospitality, vacation ownership and entertainment company, from September 2018 until August 2021. Prior to that time, Mr. Mikolaichik held various other roles in the travel and entertainment industry. Mr. Mikolaichik holds a bachelor’s degree in accounting from Susquehanna University, and an MBA from Columbia University.

There are no arrangements or understandings between Mr. Mikolaichik and any other persons pursuant to which Mr. Mikolaichik was elected to serve as Chief Financial Officer. There are no family relationships between Mr. Mikolaichik and any director or executive officer of the Company, and there are no transactions between Mr. Mikolaichik and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

James (“Jim”) W. Forrester, Jr., the Company’s current Interim Chief Financial Officer and Treasurer, will step down from those positions, effective November 11, 2024 and will continue to remain with the Company and serve in the role of Senior Vice President of Finance, and is expected to remain with the Company for a transition period through the end of the calendar year.

Chief Financial Officer Letter of Employment

Pursuant to Mr. Mikolaichik’s Offer Letter of Employment, Mr. Mikolaichik will receive: (i) an annual base salary of $400,000; (ii) an annual bonus opportunity with a target amount equal to 100% of Mr. Mikolaichik’s base salary, payable in cash and/or Company common stock consistent with the terms and conditions of the Company’s annual bonus plan, except that for plan year ended December 31, 2024, bonus payout will consist of a grant of Restricted Stock Units with a grant date value equal to 100% of the full-year bonus target with a vest date of March 31, 2025; and (iii) a long-term incentive opportunity with a target amount equal to 200% of Mr. Mikolaichik’s base salary; provided that Mr. Mikolaichik will also receive the full year 2024 long-term award (valued at $800,000) on the Effective Date or the first date in the next available trading window if the Effective Date falls within a closed trading window (such date, the “First Available Grant Date”) with the award split between time-vesting Options and Performance Stock Units. In addition, Mr. Mikolaichik will receive: (i) a one-time grant of a number of Options determined by dividing $1,500,000 by the stock price of the Company’s common stock, at the close of trading on the date of grant (the “Grant Date Price Per Share”) and with an exercise price equal to the Grant Date Price Per Share, with such Options vesting in four equal annual installments over the first four anniversaries of the date of grant; (ii) a one-time grant of a number of Restricted Stock Units with a grant date fair value of $2,000,000 based on the stock price on the date of grant, with such Restricted Stock Units vesting in four equal annual installments on the first four anniversaries of the date of grant; and (iii) a one-time grant of a number of Performance Stock Units with a grant date fair value of $1,500,000 and determined in accordance with the Company’s 2024 long term equity incentive plan, each pursuant to the Company’s 2017 Omnibus Incentive Plan and the applicable award agreement. In the event of Mr. Mikolaichik’s termination without cause or for good reason prior to the second anniversary of the date of grant, Mr. Mikolaichik will be entitled to vest with respect to any Options or Restricted Stock Units, granted under clauses (i) and (ii) respectively, that would have otherwise vested on or prior to the second anniversary of the date of grant.

Mr. Mikolaichik will also be eligible to receive a grant of non-qualified matching stock options on a 1-for-1 basis if Mr. Mikolaichik invests in the common stock of the Company during the first open trading window following the Effective Date (or, if Mr. Mikolaichik cannot then purchase shares during such period because of applicable securities laws, the first open trading window during which he can purchase such shares) up to a maximum of $2,000,000 of Company common stock purchased. The matching stock options will cliff vest on the third anniversary of the date of grant and are subject to accelerated vesting on the first anniversary of a change of control, subject to continued employment, or a termination without cause or resignation for good reason following a change of control. Mr. Mikolaichik will also participate in the Company’s Key Employee Severance Plan.

Item 7.01 Regulation FD Disclosure.

A press release announcing the appointment of Mr. Mikolaichik as Chief Financial Officer is furnished as Exhibit 99.1 hereto and incorporated herein by reference

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated October 8, 2024 announcing the CFO appointment
104	Cover page interactive data filed (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED PARKS & RESORTS INC.

Date:	October 8, 2024	By:	/s/ G. Anthony (Tony) Taylor
		Name: Title:	G. Anthony (Tony) Taylor Chief Legal Officer, General Counsel and Corporate Secretary